                                                                    Exhibit 99.1


THE MEN'S WEARHOUSE, INC.                                 (MEN'S WEARHOUSE LOGO)

NEWS RELEASE
                                                      FOR IMMEDIATE RELEASE

                   MEN'S WEARHOUSE REPORTS FOURTH QUARTER 2003

                       DILUTED EARNINGS PER SHARE OF $0.55
                        COMPANY PROVIDES OUTLOOK FOR 2004

HOUSTON - February 25, 2004 -- The Men's Wearhouse (NYSE: MW) today announced its consolidated financial results for the fourth quarter and twelve months ended January 31, 2004.

Fourth Quarter Ended January 31, 2004

- Net sales for the fourth quarter ended January 31, 2004 increased 8.3% to $422.7 million from $390.1 million for the same period a year ago.

- U.S. comparable store sales for the quarter increased 5.8% and Canadian comparable store sales decreased 3.9% when compared to the same period a year ago.

- Net earnings were $20.8 million, or $0.55 diluted earnings per share, for the quarter, compared to net earnings of $19.9 million, or $0.50 diluted earnings per share, in the same period a year ago.

Year Ended January 31, 2004

- Net sales for the twelve months ended January 31, 2004 increased 7.5% to $1.393 billion from $1.295 billion for the same period a year ago.

- U.S. comparable store sales for the twelve months increased 6.1% and Canadian comparable store sales decreased 5.1% when compared to the same period a year ago.

- Net earnings were $52.3 million, or $1.33 diluted earnings per share, for the twelve months, compared to net earnings of $42.4 million, or $1.04 diluted earnings per share, in the same period a year ago.

                                     -more-

                                STORE INFORMATION

                                          JANUARY 31, 2004              FEBRUARY 1, 2003
                                       ----------------------------------------------------
                                       NUMBER OF      SQ. FT.        NUMBER OF      SQ. FT.
                                         STORES      (000'S)          STORES       (000'S)
-------------------------------------------------------------------------------------------
Men's Wearhouse                           506        2,762.8            505        2,743.8
-------------------------------------------------------------------------------------------
Moores, Clothing for Men                  114          700.1            114          699.1
-------------------------------------------------------------------------------------------
K&G (A)                                    73        1,672.9             70        1,499.7
-------------------------------------------------------------------------------------------
TOTAL                                     693        5,135.8            689        4,942.6

(A) 35 and 24 stores, respectively, offering women's apparel.

George Zimmer, Men's Wearhouse founder and chief executive officer, stated, "We are very pleased with our strong performance in the fourth quarter and fiscal year 2003. Our fully diluted earnings per share for 2003 grew 28% over 2002. Product margin remains strong and costs are in line and we are well positioned for continued growth in 2004."

                            FISCAL YEAR 2004 GUIDANCE

         -        NET SALES

The company expects its first quarter net sales to be in the range of $344 million to $349 million, an increase of 9.9% to 11.5%. The 52-week net sales are expected to be in the range of $1.500 billion to $1.515 billion, an increase of 7.7% to 8.8%.

Comparable store sales growth for the first quarter is expected to be positive high single digit for U.S. stores and positive low single digit for Canada. For the full year, comparable store sales growth is anticipated to be in the mid single digit range for U.S. stores and Canada.

         -        GROSS MARGIN

First quarter gross margin is expected to be in the range of 37.0% to 37.5% of first quarter net sales. Annual gross margin is anticipated to be in the range of 37.0% to 38.0% of fiscal 2004 net sales.

         -        S G & A MARGIN

Selling, general and administrative expenses for the first quarter are anticipated to be approximately 32.4% to 32.9% of net sales. For the full year, these expenses are expected to be in the range of 31.3% to 32.3%.

                                     -more-

         -        EFFECTIVE TAX RATE AT APPROXIMATELY 37.25%.

         -        DILUTED EARNINGS PER SHARE (A)

         First Quarter 2004                  $0.30 - $0.31
         Fiscal Year 2004                    $1.60 - $1.66

(A) Diluted shares for the first quarter and fiscal year are estimated to be
36.5 million.

2004 first quarter and fiscal year amounts have been reduced approximately $0.02 and $0.04, respectively, related to anticipated store closing costs. Comparable period amounts for 2003 were increased $0.01 and decreased $0.02, respectively, related to the recognition of a deferred gain, store closing costs and the write-off of technology assets.

         -        CAPITAL EXPENDITURES AND DEPRECIATION & AMORTIZATION

Fiscal year 2004 capital spending is estimated to be approximately $57 million. Depreciation and amortization is estimated to be approximately $48 million for the full year.

         -        STORE GROWTH

The company anticipates square footage to increase approximately 2.5% with the following net store opening activity for the year:

                                                 FISCAL YEAR 2004
                                 1st Q          2nd Q         3rd Q          4th Q         Total
                                 -----          -----         -----          -----         -----
Men's Wearhouse                    2              0             1              1             4
K&G                                1             (2)            6             (1)            4
Total                              3             (2)            7              0             8


                     CONFERENCE CALL AND WEBCAST INFORMATION

At 5:30 p.m. Eastern Time today, company management will host a conference call and real-time webcast to review the financial results of The Men's Wearhouse, Inc.'s fourth quarter. To access the conference call, dial 303-262-2211. To access the live webcast presentation, visit the Investor Relations section of the company's website at www.menswearhouse.com. A telephonic replay will be available through March 3rd by calling 303-590-3000 and entering the access code of 569736, or a webcast archive will be available free on the website for approximately 90 days.

                                     -more-

                   BEAR STEARNS TENTH ANNUAL RETAIL CONFERENCE

Additionally, the company announced it will participate in the Bear Stearns Retail Conference that is being held at the Bear Stearns World Headquarters in New York City this week.

Management is scheduled to present at approximately 9:45 a.m. eastern time on Thursday, February 26, 2004. The presentation will be broadcast live over the Internet and is expected to last approximately 45 minutes. The live webcast link and the accompanying slide presentation will be available on the Men's Wearhouse website at www.menswearhouse.com and will also be archived for replay on the company's web site.

Founded in 1973, Men's Wearhouse is one of North America's largest specialty retailers of men's apparel with 693 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories. The company also operates the second largest manufacturing facility of men's suits, sport coats and slacks in Canada, most of which is used to supply the Moores stores.

For additional information on Men's Wearhouse, please visit the company's website at www.menswearhouse.com.

This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be significantly impacted by various factors, including unfavorable local, regional and national economic developments, severe weather conditions, aggressive advertising or marketing activities of competitors and other factors described herein and in the Company's annual report on Form 10-K for the year ended February 1, 2003.

         CONTACT: Claudia Pruitt, Men's Wearhouse (713) 592-7200 Ken Dennard, DRG&E (713) 529-6600

                              - tables to follow -

(MEN'S WEARHOUSE LOGO)
                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS

                     FOR THE TWELVE MONTHS ENDED JANUARY 31,
                    2004 AND FEBRUARY 1, 2003 (In thousands,
                             except per share data)

                                                                FISCAL YEAR
                                               ------------------------------------------
                                                             % OF                   % OF
                                                  2003       SALES       2002      SALES
                                               ----------   ------    ----------   ------
Net sales                                      $1,392,680   100.00%   $1,295,049   100.00%
Cost of goods sold, including buying and
    occupancy costs                               878,737    63.10%      840,701    64.92%
                                               ----------   ------    ----------   ------
                  Gross margin                    513,943    36.90%      454,348    35.08%
Selling, general and administrative expenses      428,037    30.73%      384,956    29.73%
                                               ----------   ------    ----------   ------
Operating income                                   85,906     6.17%       69,392     5.36%
Interest expense, net                               2,511     0.18%        1,261     0.10%
                                               ----------   ------    ----------   ------
Earnings before income taxes                       83,395     5.99%       68,131     5.26%
Provision for income taxes                         31,074     2.23%       25,719     1.99%
                                               ----------   ------    ----------   ------
Net earnings                                   $   52,321     3.76%   $   42,412     3.27%
                                               ==========     ====    ==========     ====
Net earnings per basic share                   $     1.35             $     1.04
                                               ==========             ==========

Net earnings per diluted share                 $     1.33             $     1.04
                                               ==========             ==========
Weighted average shares outstanding:
    Basic                                          38,789                 40,590
                                               ==========             ==========
    Diluted                                        39,295                 40,877
                                               ==========             ==========

(MEN'S WEARHOUSE LOGO)
                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS

                     FOR THE THREE MONTHS ENDED JANUARY 31,
                    2004 AND FEBRUARY 1, 2003 (In thousands,
                             except per share data)

                                                         FISCAL FOURTH QUARTER
                                               --------------------------------------
                                                           % OF                  % OF
                                                 2003      SALES      2002      SALES
                                               --------   ------    --------   ------
Net sales                                      $422,653   100.00%   $390,103   100.00%
Cost of goods sold, including buying and
    occupancy costs                             261,303    61.82%    244,901    62.78%
                                               --------   ------    --------   ------
                   Gross margin                 161,350    38.18%    145,202    37.22%
Selling, general and administrative expenses    127,124    30.08%    112,855    28.93%
                                               --------   ------    --------   ------
Operating income                                 34,226     8.10%     32,347     8.29%
Interest expense, net                             1,053     0.25%        424     0.11%
                                               --------   ------    --------   ------
Earnings before income taxes                     33,173     7.85%     31,923     8.18%
Provision for income taxes                       12,367     2.93%     12,051     3.09%
                                               --------   ------    --------   ------
Net earnings                                   $ 20,806     4.92%   $ 19,872     5.09%
                                               ========     ====    ========     ====
Net earnings per basic share                   $   0.56             $   0.50
                                               ========             ========
Net earnings per diluted share                 $   0.55             $   0.50
                                               ========             ========
Weighted average shares outstanding:
    Basic                                        37,168               39,718
                                               ========             ========
    Diluted                                      37,857               39,815
                                               ========             ========

(MEN'S WEARHOUSE LOGO)
                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                              JANUARY 31,        FEBRUARY 1,
                                                 2004               2003
                                              -----------        -----------
                         ASSETS

Current assets:
     Cash                                      $132,146           $ 84,924
     Inventory                                  388,956            360,159
     Other current assets                        48,777             49,499
                                               --------           --------
Total current assets                            569,879            494,582
Property and equipment, net                     215,064            210,180
Other assets                                     84,255             64,551
                                               --------           --------
     Total assets                              $869,198           $769,313
                                               ========           ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                            $210,761           $169,310
Long term debt                                  131,000             38,709
Deferred taxes and other liabilities             31,682             29,533
Shareholders' equity                            495,755            531,761
                                               --------           --------
     Total liabilities and equity              $869,198           $769,313
                                               ========           ========